Registration Statement File No. 333-102084

Registration Statement File No. 333-130031

Registration Statement File No. 333-150552

Registration Statement File No. 333-211492

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-102084)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-130031)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-150552)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-211492)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNITY FIRST, INC.

(Exact name of registrant as specified in its charter)

Tennessee	04-3687717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 South James M. Campbell Boulevard

Columbia, Tennessee 38401

(931) 380-2265

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Community First, Inc. Stock Option Plan

Community First, Inc. 2005 Stock Incentive Plan

Community First, Inc. Employee Stock Purchase Plan

Community First, Inc. 2016 Equity Incentive Plan

(Full titles of the plans)

DeVan D. Ard, Jr.

Chairman, President, and Chief Executive Officer

Reliant Bancorp, Inc.

1736 Carothers Parkway, Suite 100

Brentwood, Tennessee 37027

(615) 221-2020

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Community First, Inc. (the “Company”) is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock (the “Common Stock”) previously registered by the Company pursuant to the following registration statements (collectively, the “Registration Statements”):

●

Registration Statement on Form S-8 (File No. 333-102084), registering 85,500 shares of Common Stock under the Community First, Inc. Stock Option Plan, filed with the Securities and Exchange Commission on December 20, 2002;

●

Registration Statement on Form S-8 (File No. 333-130031), registering 450,000 shares of Common Stock under the Community First, Inc. 2005 Stock Incentive Plan, filed with the Securities and Exchange Commission on December 1, 2005;

●

Registration Statement on Form S-8 (File No. 333-150552), registering 100,000 shares of Common Stock under the Community First, Inc. Employee Stock Purchase Plan, filed with the Securities and Exchange Commission on April 30, 2008; and

●

Registration Statement on Form S-8 (File No. 333-211492), registering 200,000 shares of Common Stock under the Community First, Inc. 2016 Equity Incentive Plan, filed with the Securities and Exchange Commission on May 20, 2016.

On January 1, 2018, pursuant to the Agreement and Plan of Merger, dated August 22, 2017, by and among Reliant Bancorp, Inc. (f/k/a Commerce Union Bancshares, Inc.) (“Reliant”), the Company, Pioneer Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of the Company, Reliant Bank and Community First Bank & Trust, Merger Sub merged with and into the Company (the “First Step Merger”), with the Company surviving the Merger (the “Surviving Company”). Immediately following the Merger and as part of a single integrated transaction, Reliant caused the Surviving Company to be merged with and into Reliant (together with the First Step Merger, the “Mergers”), with the Company as the surviving entity. As a result of the Mergers, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement, in accordance with an undertaking made in each of the Registration Statements, and removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on February 6, 2018.

RELIANT BANCORP, INC.
as successor by merger to Community First, Inc.

/s/ DeVan D. Ard, Jr.
DeVan D. Ard, Jr.
Chairman, President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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